Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-4) and the related Prospectus of Inseego Corp. for the registration of its common stock and 5.50% Convertible Senior Notes due 2022, and to the incorporation by reference therein of our reports dated March 14, 2016, with respect to the consolidated financial statements and schedule of Novatel Wireless, Inc., and the effectiveness of internal control over financial reporting of Novatel Wireless Inc., included in its Annual Report (Form 10-K) for the year December 31, 2015, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Diego, California

December 7, 2016